EXHIBIT 99.1

ST. PAUL TRAVELERS REPORTS

SECOND QUARTER RESULTS

SAINT PAUL, Minn. (Aug. 4, 2004) — The St. Paul Travelers Companies, Inc. (St. Paul Travelers) (NYSE: STA) today reported a net loss for the second quarter ended June 30, 2004 of $275 million, or $0.42 per basic and diluted share, compared to net income of $441 million or $1.02 per basic share and $1.01 per diluted share in the prior year quarter.  The Company reported an operating loss of $310 million or $0.47 per basic and diluted share compared to operating income of $431 million or $0.99 per basic and diluted share in the prior year quarter.  The current quarter net and operating losses include the after-tax impact of $1.048 billion of reserve adjustments and $26 million, after-tax, of restructuring costs related to the merger.

For the first six months of 2004, St. Paul Travelers reported net income of $312 million, or $0.56 per basic and diluted share, compared to $781 million or $1.80 per basic share and $1.79 per diluted share in the prior year period.

The difference between net and operating income (loss) is the inclusion in net income (loss) of net realized investment gains.

On April 1, 2004, Travelers Property Casualty Corp. (Travelers) and The St. Paul Companies, Inc. (St. Paul) completed their previously announced merger, and the combined company changed its name to The St. Paul Travelers Companies, Inc.  For accounting purposes, Travelers is required to be the accounting acquirer.  Consequently, the historic accounting policies and actuarial methods of St. Paul were conformed to those of Travelers.  Under purchase accounting rules, only current quarter results reflect the addition of St. Paul.   All prior period results, including the first quarter 2004, reflect only the results of Travelers.  All share and per share amounts have been restated to reflect the exchange of one share of Travelers common stock for 0.4334 shares of St. Paul Travelers common stock.

Jay Fishman, Chief Executive Officer of St. Paul Travelers, said, “We are off to a great start operationally.  I am particularly pleased with how well the field and claims organizations have come together.  Our Commercial and Specialty businesses have made significant progress in delivering a broader product offering and our Personal business has experienced outstanding growth and performance.  The rate environment continues to be favorable.  All in all, I am optimistic about the future prospects for our business.”

Consolidated Second Quarter Results

(for the quarter ended June 30, in millions, after-tax)	2004	2003*	Change

Underwriting gain (loss)	$(789)	$89	$(878)
Net investment income	490	345	145
Asset management income	34	—	34
Other, including interest expense and minority interest	(45)	(3)	(42)
Consolidated operating income (loss)	(310)	431	(741)
Net realized investment gains	35	10	25

Consolidated net income (loss)	$(275)	$441	$(716)

Note: See Glossary of Financial Measures

*Reflects only the results of Travelers

The consolidated underwriting loss was $789 million compared to an underwriting gain of $89 million in the prior year quarter.  The current quarter was impacted by $1.048 billion ($1.587 billion pre-tax) of reserve adjustments and $26 million ($40 million pre-tax) of restructuring costs related to the merger.  Catastrophe losses were $16 million ($24 million pre-tax) compared to $72 million ($111 million pre-tax) in the prior year quarter.  (See “Summary of Reserve Adjustments Impacting the Income Statement”).

Net investment income was $490 million ($642 million pre-tax) compared to $345 million ($456 million pre-tax) in the prior year quarter.  The increase primarily resulted from the inclusion of St. Paul’s results in the current quarter.  In addition, increased net investment income resulting from strong operating cash flows partially offset lower average yields on fixed income securities.

Other, including interest expense and minority interest increased to $(45) million due to the inclusion of interest expense related to St. Paul’s debt obligations and merger-related costs.

(for the quarter ended June 30, in millions)	2004	2003 *	Change

Consolidated net written premiums

Commercial:
Core	$2,062	$1,437	43%
Other	168	189	(11)

Specialty	1,473	332	344

Personal	1,558	1,311	19

Total	$5,261	$3,269	61%

* Reflects only the net written premiums from Travelers

Consolidated net written premiums increased 61 percent to $5.261 billion from the prior year quarter.  The increase is primarily due to the inclusion of St. Paul’s net written premiums in the current quarter.

(for the quarter ended June 30, in millions)	2004	2003 *	Change

Pro forma combined net written premiums

Commercial:
Core	$2,062	$1,994	3%
Other	168	271	(38)
Specialty	1,473	1,487	(1)

Personal	1,558	1,311	19

Total	$5,261	$5,063	4%

*  Pro forma - includes the net written premiums of St. Paul.

Pro forma combined net written premiums increased 4 percent to $5.261 billion from the prior year quarter.  Core Commercial pro forma combined net written premiums increased 3 percent due to modestly higher rates, strong retention and new business volume of $486 million.  Other Commercial pro forma combined net written premiums, which in the current quarter related mostly to the Company’s Gulf subsidiary, decreased 38 percent due to the run-off of the health care, reinsurance and certain international businesses.  Specialty pro forma combined net written premiums were consistent with the prior year quarter, while Personal net written premiums increased 19 percent due to strong organic growth, increased new business volume from a recent renewal rights transaction, strong retention and moderate rate increases.

(for the quarter ended June 30)	2004	2003 *	Change

Consolidated GAAP combined ratio:
Loss and loss adjustment expense (LAE) ratio	93.1%	69.5%	23.6	pts
Other underwriting expense ratio	29.6	25.3	4.3

Consolidated GAAP combined ratio	122.7%	94.8%	27.9	pts

Note: See Glossary of Financial Measures

*Reflects only the results of Travelers

The current quarter consolidated GAAP combined ratio increased by 27.9 points from the prior year quarter primarily due to the impact of the reserve adjustments.  The consolidated GAAP combined ratio included 0.5 points for catastrophe losses in the current quarter as compared to 3.6 points in the prior year quarter.  The increase in the other underwriting expense ratio of 4.3 points related to the increase in the allowance for uncollectible amounts due from policyholders and the restructuring charges related to the merger. (See “Summary of Reserve Adjustments Impacting the Income Statement”).

Summary of Reserve Adjustments Impacting the Income Statement

The following reserve adjustments were recorded as a reduction in income in the current year quarter.

(for the quarter ended June 30, 2004 in millions)	Pre-tax		After-tax

St. Paul Reserve Adjustments:

Surety reserve increase	$375		$244

Construction reserve increase	500		325

Increase in reserves for uncollectible reinsurance and amounts due from policy holders and co-surety participations	296		201

Net strengthening of reserves due to financial condition of a construction contractor	252		164

Commutation of specific reinsurance arrangements	153		99

Net increase in other claims and claim adjustment expense reserves	61		47

Net St. Paul Reserve Adjustments		$1,637		$1,080

Travelers Reserve Adjustments:

September 11 reserve decrease	(190)		(123)

Environmental reserve increase	206		134

Commercial & Personal property reserve decreases	(175)		(114)

Increase in reserves for uncollectible reinsurance	100		65

Net increase in other claims and claim adjustment expense reserves	9		6

Net Travelers Reserve Adjustments		(50)		(32)

Total Reserve Adjustments		$1,587		$1,048

See Appendix A for a detailed description of these reserve adjustments.

Year- to-Date Consolidated Results

(for the six months ended June 30, in millions, after-tax)	2004 (1)	2003 (2)	Change

Consolidated underwriting gain (loss)	$(629)	$77	$(706)
Net investment income	944	689	255
Asset management income	34	—	34
Other, including interest expense and minority interest	(45)	4	(49)
Consolidated operating income	304	770	(466)
Net realized investment gains	8	11	(3)

Consolidated net income	$312	$781	$(469)

Note: See Glossary of Financial Measures

(1) Includes only the results of Travelers for the first quarter 2004 and the consolidated results of Travelers and St. Paul for the second quarter 2004.

(2) Includes only the results of Travelers.

The current year period underwriting loss of $629 million was impacted by the $1.048 billion, after-tax, of reserve adjustments and $26 million, after-tax, of restructuring costs, discussed above.  Net investment income was $944 million ($1.261 billion pre-tax) as compared to $689 million ($912 million pre-tax) for the prior year period, due to the inclusion of St. Paul beginning April 1, 2004 and higher returns on alternative investments, principally due to the initial public trading in the first quarter of 2004 of an investment held by one of the Company’s private equity investment partnerships, which added $72 million ($111 million pre-tax).

Business Segments

The Company has organized its businesses into four segments: Commercial, Specialty, Personal and Asset Management.  Historical results have been restated to reflect the new segments.  The discussions that follow, other than for the Personal segment, relate only to the current quarter due to the merger’s effect on comparability of financial information.

Commercial Segment Financial Results

(for the quarter ended June 30, in millions, after-tax)	2004

Commercial underwriting gain	$37
Net investment income	320
Other, including minority interest	7

Commercial operating income	$364

Note: See Glossary of Financial Measures

The Company’s Commercial segment offers a broad array of property and casualty insurance and insurance-related services to large, medium and small businesses, other than those included in the Specialty segment as described below.  Commercial also includes the results of Gulf and run-off operations.

The Commercial underwriting gain of $37 million includes net after-tax charges of $129 million ($173 million pre-tax) related to the portion of the reserve adjustments impacting this segment.  Also impacting the Commercial underwriting gain were merger-related restructuring costs of $22 million after-tax ($34 million pre-tax) and favorable current year loss development of $43 million after-tax ($66 million pre-tax) primarily related to lower than expected non-catastrophe-related property claim frequency.  There were no catastrophe losses during the quarter.  Net investment income of $320 million ($413 million pre-tax) benefited from strong operating cash flows, partially offset by lower average yields on fixed income securities.

(for the quarter ended June 30, in millions)	2004	2003*	Change

Pro forma combined Commercial net written premiums by market

Commercial Accounts	$1,116	$1,092	2%
Select Accounts	709	691	3
National Accounts	237	211	12
Total Commercial Core	2,062	1,994	3
Other	168	271	(38)
Total	$2,230	$2,265	(2)%

*  Pro forma - includes the net premiums of St. Paul

Pro forma combined Commercial net written premiums decreased $35 million, or 2 percent from the prior year quarter due to reductions in premiums from run-off businesses.  Core Commercial pro forma combined net written premiums increased 3 percent from the prior year quarter.

•                  In Commercial Accounts, which primarily serves mid-sized businesses for casualty products and large and mid-sized customers for property coverages, pro forma combined net written premiums increased 2 percent to $1.116 billion due to strong retentions, continuing but moderating rate increases, and new business premiums of $244 million.

•                  In Select Accounts, which serves small businesses, pro forma combined net written premiums increased 3 percent to $709 million due to continuing, but moderating rate increases, strong retentions and new business premiums of $126 million.

•                  In National Accounts, which provides loss-sensitive insurance products to large corporations and fee-based services to self-insured corporations and state-sponsored workers’ compensation residual market pools, pro forma combined net written premiums of $237 million increased 12 percent over the prior year quarter. Fee income rose 29 percent to $164 million, from $127 million in the prior year quarter. National Accounts continued to benefit from moderating rate increases, along with strong new business premiums of $116 million and increases in residual market pools.

•                  In Commercial Other, pro forma combined net written premiums decreased by $103 million, due to the expected decline in run-off businesses.

(for the quarter ended June 30)	2004

Commercial GAAP combined ratio:
Loss and LAE ratio	67.8%
Other underwriting expense ratio	29.5
Commercial GAAP combined ratio	97.3%

Note: See Glossary of Financial Measures

The Commercial GAAP combined ratio was 97.3 percent in the current quarter.  The loss and LAE ratio of 67.8 percent included a 6.5 point increase due to the reserve adjustments impacting this segment.  The other underwriting expense ratio of 29.5 percent included a 2.3 point increase due to merger-related restructuring costs and the increase in the allowance for uncollectible amounts due from policyholders.

Specialty Segment Financial Results

(for the quarter ended June 30, in millions, after-tax)	2004

Specialty underwriting loss	$(939)
Net investment income	99
Other, including minority interest	2

Specialty operating loss	$(838)

Note: See Glossary of Financial Measures

The Company’s Specialty segment provides a broad array of property and casualty products through dedicated underwriting, claim and risk control services. Each business line within Specialty develops customer expertise and focuses exclusively on the respective product or customer it serves.  Specialty is categorized into two groups, Domestic and International.

The Specialty underwriting loss of $939 million includes net after-tax charges of $984 million ($1.514 billion pre-tax), primarily related to the portion of the reserve adjustments impacting this segment and $2 million ($3 million pre-tax) of merger-related restructuring costs.  There were no catastrophe losses in the quarter.  Net investment income of $99 million ($135 million pre-tax) for the quarter benefited from strong operating cash flows, partially offset by lower average yields on fixed income securities.

(for the quarter ended June 30, in millions)	2004	2003*	Change

Pro forma combined Specialty net written premiums by market

Domestic Specialty	$1,132	$1,247	(9)
International Specialty	341	240	42
Total Specialty	$1,473	$1,487	(1)%

*  Pro forma - combination of St. Paul and Travelers data

Pro forma combined Specialty net written premiums were down slightly from the prior year quarter.  Retentions remained favorable and consistent with prior year levels, while rate increases continued but at a moderating level.

•                  Domestic Specialty includes Financial & Professional Services, which provides executive liability products to public companies, errors and omissions coverage for a variety of professionals and a range of coverages for financial institutions; Bond, which provides contract and commercial surety bonds and executive liability products for non-public companies; Construction, which provides insurance coverages and services to commercial contractors; and other specialties including Technology, Ocean Marine, Oil and Gas, Public Sector, and Excess & Umbrella, among others.  Pro forma combined net written premiums decreased 9% primarily due to disciplined renewal of the St. Paul Construction and Bond businesses and the decline in premiums due to the $75 million, pre-tax, surety reinsurance reinstatement premium.  While each business line experienced its own unique conditions, most were characterized by moderating price increases and consistent retentions.  Pro forma combined net written premiums increased 6 percent excluding Construction and Bond.

•                  International Specialty includes operations in the UK, Ireland, Canada and Lloyd’s.  Pro forma combined net written premiums increased 42 percent.  Excluding the impact of foreign exchange rates, the re-estimation of premium related to the Lloyd’s business in the prior year quarter and the change in the renewal date for a large part of the property book, pro forma combined net written premiums increased 11 percent.  The majority of the growth came from the UK, Canada and Lloyd’s, where the Aviation and Property syndicates experienced strong increases.

(for the quarter ended June 30)	2004

Specialty GAAP combined ratio:
Loss and LAE ratio	165.7%
Other underwriting expense ratio	34.5
Specialty GAAP combined ratio	200.2%

Note: See Glossary of Financial Measures

The Specialty GAAP combined ratio was 200.2 percent in the current quarter.  The loss and LAE ratio of 165.7 percent included a 101.2 point increase due to the reserve adjustments discussed above.  The other underwriting expense ratio of 34.5 percent included a 4.7 point increase due to the allowance for uncollectible amounts due from policyholders and merger-related restructuring costs.

Personal Segment Financial Results

(for the quarter ended June 30, in millions, after-tax)	2004	2003 *	Change

Personal underwriting gain	$113	$26	$87
Net investment income	70	66	4
Other	14	15	(1)

Personal operating income	$197	$107	$90

Note: See Glossary of Financial Measures

*Reflects only the results of Travelers

Personal writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages are personal automobile and homeowners insurance sold to individuals.

The Personal underwriting gain increased 335 percent to $113 million, primarily due to favorable prior year reserve development, lower catastrophes, growth in business volumes in both Automobile and Homeowners and Other lines and the continued favorable rate environment.  Favorable prior year development of $65 million ($100 million pre-tax) was $40 million ($62 million pre-tax) higher in the current quarter than in the prior year quarter.  Catastrophe losses of $16 million ($24 million pre-tax) were $29 million lower in the current quarter than in the prior year quarter.  Merger-related restructuring costs of $2 million ($3 million pre-tax) also impacted the Personal underwriting gain.  Net investment income increased 6 percent to $70 million ($93 million pre-tax), compared to the prior year quarter primarily due to income on higher average invested assets as a result of the continued strong underwriting performance in this segment.

(for the quarter ended June 30, in millions)	2004	2003	Change

Personal net written premiums by product line

Automobile	$892	$778	15%
Homeowners and Other	666	533	25

Total	$1,558	$1,311	19%

Net written premiums increased $247 million, or 19 percent, compared to the prior year quarter due to strong organic growth, higher business volumes from the Royal & SunAlliance renewal rights transaction, strong retention and continued increases in premium rates in both the Automobile and the Homeowners and Other lines of business.

•                  Automobile net written premiums increased 15 percent to $892 million.  Retention levels continued to be strong, and policies in force rose for the 13th consecutive quarter, increasing by 11 percent from the prior year quarter.

•                  Homeowners and Other net written premiums increased 25 percent to $666 million. Retention levels also continued to be strong, and policies in force rose for the eighth consecutive quarter, increasing by 12 percent from the prior year quarter.

•                  Production through independent agents, which represented 83 percent of net written premiums, was up 20 percent to $1.286 billion. Production through other channels, including affinity and joint marketing arrangements, was up 15 percent to $272 million.

(for the quarter ended June 30)	2004	2003 *	Change

Personal GAAP combined ratio:
Loss and LAE ratio	60.9%	71.9%	(11.0	)pts
Other underwriting expense ratio	24.7	23.1	1.6

Personal GAAP combined ratio	85.6%	95.0%	(9.4	)pts

Note: See Glossary of Financial Measures

*Reflects only the results of Travelers

Personal recorded a combined ratio of 85.6 percent, a 9.4 point improvement from the prior year quarter. The 11.0 point improvement in the loss and LAE ratio resulted from prior year reserve releases due to continued favorable non-catastrophe-related property claim frequency, lower catastrophe losses and the favorable rate environment.  The other underwriting expense ratio of 24.7 percent increased 1.6 points primarily due to increases in contingent commissions due to the higher profitability of the business, the merger-related restructuring costs and significant investments in people and technology to support product pricing segmentation and speed-to-market initiatives.  Catastrophe losses for the quarter contributed 1.8 points to the combined ratio, compared to 5.8 points in the prior year quarter.

Asset Management

The Asset Management segment is comprised of the Company’s 79 percent interest in Nuveen Investments, Inc.  Nuveen Investments’ core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and institutional market segments.

Operating income for the Asset Management segment was $27 million, net of minority interest, for the current period. Total revenues were $121 million and assets under management were $102 billion at the end of the second quarter.

Interest Expense and Other

The after-tax loss of $60 million ($87 million pre-tax) in the quarter for Interest Expense and Other increased from $28 million ($43 million pre-tax) in the prior year quarter, primarily due to interest expense from the addition of St. Paul’s debt and merger-related costs.  Interest expense was $62 million, pre-tax, in the current year quarter, as compared to $39 million in the 2003 quarter.  Additionally, general and administrative expenses were $28 million, pre-tax, which was $24 million higher in the current year quarter as compared to the prior year quarter due primarily to merger-related costs.

Investment Highlights

After-tax net investment income increased 42 percent to $490 million compared to $345 million in the prior year quarter.  The increase primarily resulted from the inclusion of St. Paul’s results in the current quarter.  In addition, net investment income increased due to strong operating cash flows, partially offset by lower average yields on fixed income securities.

Net realized investment gains of $35 million, after-tax, included $15 million, after-tax, of impairments.  Invested assets were $60.22 billion, and unrealized investment gains were $141 million, after-tax, as of June 30, 2004.

As of June 30, 2004, total assets were $106.6 billion, shareholders’ equity was $19.9 billion, and book value per common share, excluding FAS 115, was $29.30.

Financial Supplement and Conference Call

The management of St. Paul Travelers will discuss the contents of this release via webcast at 9:00 a.m. EDT (8:00 a.m. CDT) on Thursday, Aug. 5, 2004. Prior to the webcast, supplemental financial information and a related slide presentation will be available on the Company’s web site. Following the live event, an audio playback of the webcast and the slide presentation will be archived at the Company’s web site through Sept. 6, 2004.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the St. Paul Travelers investor relations web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of insurance and asset management services. For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. These measures are components of net income but, in some cases, are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income, and in some cases, require inclusion or exclusion of certain items not ordinarily included or excluded in a GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations.

Operating income and operating income per share:  Net income excluding the after-tax impact of net realized investment gains (losses).

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized gains or losses on investment securities, net of tax.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and established financial targets on a consolidated basis.

Underwriting gain or loss:  The profit or loss experienced by a property casualty insurance company after deducting claims and claim adjustment expenses and insurance-related expenses from net earned premiums and fee income.  This profit or loss calculation includes reinsurance assumed and ceded but excludes net investment income.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

GAAP combined ratio is the sum of the claims and claim adjustment expense ratio, the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the second quarter 2004:

Commercial: Commercial — Core offers a broad array of property and casualty insurance and insurance-related services and is organized into the following three marketing and underwriting groups focusing on a particular client base or product grouping to provide products and services that specifically address clients’ needs: Commercial Accounts, Select Accounts and National Accounts. Commercial - Other includes policies written by Gulf, primarily management and professional liability coverages (prior to the integration of these products into Specialty), the Special Liability Group and runoff operations.

Specialty provides dedicated underwriting, claim and risk control services that require specialized expertise, domestically and internationally.  Domestic Specialty includes Financial and Professional Services, Bond, Construction, Technology, Ocean Marine, Oil and Gas, Public Sector and Excess & Umbrella, among others.  International Specialty includes operations in the U.K, Ireland, Canada, and Lloyds.

Personal writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Asset Management comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  The Company holds a 79% interest in Nuveen Investments.

* * * * *

Prior quarter segments have been restated from the historical presentation of Travelers to conform to the new St. Paul Travelers segment arrangement where practicable.  As a result, prior quarter Bond and Construction results were disaggregated from historical Travelers Commercial Lines segment to create a historical Specialty segment and to restate Commercial into the new format.

Invested and other assets and net investment income (NII) of historical Travelers had been specifically identified by reporting segment prior to the merger.  Beginning in the second quarter 2004, the Company developed a methodology to allocate NII and invested assets across the new segments.  It is not practicable to apply the methodology to historical businesses and as such, actual NII is included in revenues and operating income of the restated segments of quarters of periods prior to the merger.  It is also not practicable to present total assets for restated Specialty and Commercial segments for periods prior to the merger.  The Company believes that the differences, if any, are not significant to a comparison with the new segment presentation.

Forward Looking Statement

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, we may have forward-looking statements about our results of operations, financial condition and liquidity, the sufficiency of our asbestos reserves and the integration following the merger. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

In particular, the sufficiency of our asbestos reserves, as well as our results of operations, financial condition and liquidity, to the extent impacted by the sufficiency of our asbestos reserves, is subject to a number of potential adverse developments including, among others, adverse developments involving asbestos claims and related litigation, the willingness of parties, including us, to settle disputes, the impact of aggregate policy coverage limits and the impact of bankruptcies of various asbestos producers and related businesses.

Some of the other factors that could cause actual results to differ include, but are not limited to, the following: our ability to fully integrate the former St. Paul and Travelers businesses in the manner or in the timeframe currently anticipated; our inability to obtain price increases due to competition or otherwise; the performance of the Company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; insufficiency of, or changes in, loss reserves; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company’s expectations; exposure to, and adverse developments involving, environmental claims and related litigation; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including  inflationary pressures in medical costs and auto and home repair costs; developments relating to coverage and liability for mold claims; the effects of corporate bankruptcies on surety bond claims; adverse developments in the availability and cost of reinsurance; the ability to collect amounts due from reinsurers, co-sureties and derivatives counterparties; the ability of the Company’s subsidiaries to pay dividends to the Company; adverse outcomes in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative actions, including federal and state legislation related to asbestos liability reform; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company’s claims-paying and financial strength ratings; the loss or significant restriction on the Company’s ability to use credit scoring in the pricing and underwriting of Personal Lines policies; and amendments to, and changes to the risk-based capital requirements.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Appendix A

Summary Description of Reserve Adjustments Impacting the Income Statement

St. Paul:

Surety reserves

Travelers and St. Paul used different approaches in calculating surety reserves. For example, the method previously used by St. Paul in its surety business was to establish claims and claim adjustment expense reserves for each bond when it is determined that the individual project is not likely to be completed in accordance with its terms (i.e., reserves are evaluated on a project-by-project basis). Under the Travelers method, claims and claim adjustment expense reserves are established when it is determined that a contractor is not likely to be capable of completing its bonded obligations in accordance with their respective terms (i.e., reserves are evaluated on a contractor-by-contractor basis). The required adoption of the Travelers method for calculating St. Paul’s surety claims and claim adjustment expense reserves resulted in an increase in surety reserves of $300 million, net of reinsurance. This conforming adjustment also resulted in a $75 million decrease in net and earned premiums due to a related reinsurance reinstatement premium.

Construction reserves

Travelers has a long-established unit that tracks, disaggregates, and studies construction claims. Travelers disaggregated St. Paul’s claim data as of the acquisition date, applied its experience factors to those claims and developed an estimate of ultimate losses consistent with Travelers evaluation of loss experience. This resulted in an increase of $400 million and $100 million, net of reinsurance, for prior year reserves related to construction defect claims and construction wrap-up exposures, respectively. Construction defect claims relate predominately to property damage claims that result from errors a contractor makes during a project that are not known until after the project is completed. Construction wrap-up exposures relate to insurance programs, such as workers compensation and general liability, for construction projects in which all contractors working on such a project are covered under the programs.

Reserves for uncollectible reinsurance and amounts due from policyholders and co-surety participants

The methods used to calculate reserves for uncollectible reinsurance and reserves for uncollectible amounts due from policyholders and co-surety participants differed between the two companies. The companies used different default rate charges and different procedures for estimating adjustments, including those related to potential disputed amounts.  As a result, an increase in reserves of $296 million for uncollectible reinsurance and uncollectible amounts due from policyholders and co-surety participations was recorded.

Net strengthening of reserves due to financial condition of a construction contractor

In response to first quarter developments that included requests for additional advances by a specific construction contractor and that resulted in a first quarter 2004 charge by St. Paul, a comprehensive update of exposure to this construction contractor was completed. Detailed reviews performed by independent engineering and accounting firms resulted in increases in estimates of costs to complete the contractor’s existing projects. St. Paul Travelers also performed analyses of the contractor’s business and financial condition, the impact of various completion options on the cost to complete bonded projects, liquidated damages, reinsurance recoveries, co-surety participation and collateral. Based upon these analyses, St. Paul Travelers recorded an increase of $252 million to its surety reserves, net of reinsurance and co-surety participation. As described above, the Company increased reserves for estimated costs in the event that a co-surety cannot meet its obligations.

Commutation of specific reinsurance arrangements

On June 30, 2004, St. Paul Travelers entered into a commutation with a major reinsurer of certain of St. Paul’s reinsurance agreements, in which discussions commenced prior to April 1, 2004. The settlement, which was effective retroactively to April 1, 2004, was for approximately $153 million less than St. Paul’s pre-acquisition recoverable on its balance sheet. Under the terms of the agreement, St. Paul Travelers received approximately $867 million in cash from the reinsurer.

Net increase in other claims and claim adjustment expense reserves

This $61 million net increase relates to other reserving changes that are similar in nature but smaller in dollar amount than those described above.

Travelers:

September 11 reserve decrease

A benefit of $190 million, net of reinsurance, related to reserves for the September 11, 2001 terrorist attack. This reserve release resulted from lower-than-expected levels of reported claims as well as an analysis undertaken following the passing of a deadline for filing individual liability claims.

Environmental reserve increase

A charge of $206 million, net of reinsurance, related to environmental reserves due to revised estimates of costs related to recent settlement initiatives.

Commercial & Personal property reserve decreases

Benefits of $75 million and $100 million, net of reinsurance, for reductions in reserves established prior to 2004 in the Company’s Commercial and Personal businesses, respectively. These reductions relate to the continuation of lower-than-expected non-catastrophe-related property claim frequency.

Reserves for uncollectible reinsurance

A charge of $100 million related to an increase in uncollectible reinsurance reserves resulting from continued deterioration in the credit quality of certain reinsurers, as well as continuing settlement initiatives.

Net increase in other claims and claim adjustment expense reserves

This $9 million net increase relates to other reserving changes that are similar in nature but smaller in dollar amount than those described above.

Summary of Financial Information	The St. Paul Travelers Companies, Inc.

On April 1, 2004, Travelers Property Casualty Corp. (Travelers) completed its previously announced merger into The St. Paul Companies, Inc. (St. Paul), forming The St. Paul Travelers Companies, Inc. (St. Paul Travelers).  Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of St. Paul Travelers common stock.  For accounting purposes, this transaction was required to be accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, the transaction was accounted for as a purchase business combination, using Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.  Beginning April 1, 2004, the results of the operations of St. Paul were consolidated with Travelers.  All prior period results, including the first quarter of 2004, reflect only the results of Travelers.

	Three months ended		Six months ended
	June 30,		June 30,
($ in millions)	2004	2003	2004	2003

Operating income (loss)	$(310)	$431	$304	$770
Net realized investment gains	35	10	8	11
Net income (loss)	$(275)	$441	$312	$781

Basic earnings per share (1)
Operating income (loss)	$(0.47)	$0.99	$0.55	$1.77
Net realized investment gains	0.05	0.03	0.01	0.03
Net income (loss)	$(0.42)	$1.02	$0.56	$1.80

Diluted earnings per share (1)
Operating income (loss)	$(0.47)	$0.99	$0.54	$1.76
Net realized investment gains	0.05	0.02	0.02	0.03
Net income (loss)	$(0.42)	$1.01	$0.56	$1.79

Weighted average number of common shares outstanding (basic)(1)	664.8	434.4	549.7	434.4
Weighted average number of common shares outstanding and common stock equivalents (diluted) (1)	664.8	436.7	562.9	436.7
Common shares outstanding at period end (1)	668.5	436.4	668.5	436.4

Common stock dividends declared	$146.9	$60.4	$227.5	$120.9

Operating income (loss) by segment
Commercial	$364	$294	$794	$501
Specialty	(838)	58	(866)	113
Personal	197	107	434	219
Asset Management	27	—	27	—
Interest Expense and Other	(60)	(28)	(85)	(63)
Total	$(310)	$431	$304	$770

(1)                                  The number of shares for all periods presented has been restated to reflect the equivalent number of shares resulting from the exchange of Travelers common stock for St. Paul Travelers common stock due to the merger on April 1, 2004.  Upon consummation of the merger on April 1, 2004, Travelers class A and class B common stock was converted to St. Paul Travelers common stock and the Travelers treasury stock was cancelled.

See Glossary of Financial Measures

	Three months ended		Six months ended
	June 30,		June 30,
($ in millions)	2004	2003	2004	2003

Revenues
Premiums	$5,154	$3,100	$8,493	$6,079
Net investment income	642	456	1,261	912
Fee income	171	134	343	270
Asset Management	121	—	121	—
Net realized investment gains	55	16	13	23
Other revenues	38	43	77	68
Total	$6,181	$3,749	$10,308	$7,352

Revenues by segment excluding net realized investment gains
Commercial	$2,947	$2,082	$5,283	$4,103
Specialty	1,573	344	1,941	669
Personal	1,482	1,307	2,947	2,556
Asset Management	121	—	121	—
Interest Expense and Other	3	—	3	1
Total	$6,126	$3,733	$10,295	$7,329

Net written premiums
Commercial	$2,230	$1,626	$3,995	$3,328
Specialty	1,473	332	1,813	647
Personal	1,558	1,311	2,924	2,461
Total	$5,261	$3,269	$8,732	$6,436

GAAP combined ratios: (1)
Commercial (2)
Loss and loss adjustment expense ratio	67.8%	71.1%	66.3%	76.4%
Other underwriting expense ratio	29.5%	25.3%	28.0%	24.9%
Combined ratio	97.3%	96.4%	94.3%	101.3%

Specialty (2)
Loss and loss adjustment expense ratio	165.7%	51.0%	153.6%	51.8%
Other underwriting expense ratio	34.5%	35.2%	34.6%	36.2%
Combined ratio	200.2%	86.2%	188.2%	88.0%

Personal
Loss and loss adjustment expense ratio	60.9%	71.9%	60.5%	71.2%
Other underwriting expense ratio	24.7%	23.1%	24.5%	23.2%
Combined ratio	85.6%	95.0%	85.0%	94.4%

Total Company (2)
Loss and loss adjustment expense ratio	93.1%	69.5%	82.4%	72.1%
Other underwriting expense ratio	29.6%	25.3%	28.2%	25.3%
Combined ratio	122.7%	94.8%	110.6%	97.4%

(1)                                  For purposes of computing GAAP ratios billing and policy fees, which are a component of other revenues, are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)                                  Before policyholder dividends.

See Glossary of Financial Measures

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Maria Olivo	Marc Parr
651.310.3846, or	860.277.8330, or	860.277.0779
Joan Palm	Chuck Chamberlain
651.310.2685, or	860.954.3134
Marlene Ibsen
860.277.7089

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